UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2009

SEALY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08738	36-3284147
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

Sealy Drive One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Secured Asset-Based Revolving Credit Facility

Overview

On May 13, 2009, Sealy Mattress Company (“SMC”), a wholly-owned subsidiary of Sealy Corporation (the “Company”), entered into a new senior secured asset-based revolving credit facility (the “ABL Revolver”) pursuant to a credit agreement among SMC, the Company, Sealy Mattress Corporation (“Holdings”), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, General Electric Capital Corporation, as co-collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint lead bookrunner, Citigroup Global Markets Inc., as joint lead arranger and joint lead bookrunner, GE Capital Markets, Inc., as joint lead arranger and joint lead bookrunner, Mizuho Corporate Bank, Ltd., as syndication agent, and a syndicate of financial institutions and institutional lenders. A copy of the credit agreement is set forth in Exhibit 10.1 hereto and is incorporated by reference in this Item 1.01.

The ABL Revolver provides for revolving credit financing of up to $100.0 million, subject to borrowing base availability, with a maturity of four years. The borrowing base at any time equals the sum (subject to certain reserves and other adjustments) of:

•      85% of the net amount of eligible accounts receivable; and

•      the lesser of (i) 85% of the net orderly liquidation value of eligible inventory and (ii) 65% of the net amount of eligible inventory;

•      less reserves deemed necessary by the co-collateral agents.

The ABL Revolver includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. All borrowings under the ABL Revolver will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. SMC does not plan to draw on the ABL Revolver immediately upon closing. As of the closing date, SMC expects to have $55.4 million of undrawn availability under the ABL Revolver, after taking account of approximately $16.0 million of letters of credit and the borrowing base limitations.

Interest Rate and Fees

Borrowings under the ABL Revolver will bear interest at a rate per annum equal to, at the option of SMC, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three-month interest period adjusted for certain additional costs or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin set at 3.00% per annum with respect to base rate borrowings and 4.00% per annum with respect to LIBOR borrowings.

In addition to paying interest on outstanding principal under the ABL Revolver, SMC is required to pay a commitment fee, in respect of the unutilized commitments thereunder which fee will be determined based on utilization of the ABL Revolver (increasing when utilization is low and decreasing when utilization is high). SMC must also pay customary letter of credit fees equal to the applicable margin on LIBOR loans and agency fees.

Mandatory Repayments

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Revolver exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, SMC will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Revolver is less than an amount to be determined or certain events of default have occurred, SMC will be required to deposit cash from its material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under the ABL Revolver, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary Repayment

SMC may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity

There is no scheduled amortization under the ABL Revolver. All outstanding loans under the facility are due and payable in full on the fourth anniversary of the closing date.

Guarantees and Security

All obligations under the ABL Revolver will be unconditionally guaranteed jointly and severally on a senior secured basis by Holdings and substantially all existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiaries of SMC and in any event by all subsidiaries that guarantee SMC’s senior secured notes due 2016 (the “First Lien Notes”). All obligations under the ABL Revolver, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all of SMC’s assets and the assets of the guarantors, including:

•      a first-priority security interest in personal property consisting of accounts receivable, inventory, certain cash, related general intangibles and instruments related to the foregoing and proceeds of the foregoing; and

•      a second-priority security interest in, and mortgages on, substantially all of material real property and equipment and all other assets that secure the First Lien Notes on a first-priority basis.

Restrictive Covenants and Other Matters

The ABL Revolver requires that if excess availability is less than the greater of (x) 15% of the commitments and (y) $15 million for two consecutive days, SMC comply with a minimum fixed charge coverage ratio test for a period ending on the first day thereafter on which excess availability has been greater than the amounts set forth above for 30 consecutive days. In addition, the ABL Revolver will include affirmative and negative covenants that will, subject to significant exceptions, limit the ability of SMC, the Company, Holdings and their subsidiaries to, among other things:

•      incur, assume or permit to exist additional indebtedness or guarantees;

•      incur liens;

•      make investments and loans;

•      pay dividends, make payments or redeem or repurchase capital stock;

•      engage in mergers, acquisitions and asset sales;

•      prepay, redeem or purchase certain indebtedness including the notes;

•      amend or otherwise alter terms of certain indebtedness, including the notes;

•      engage in certain transactions with affiliates; and

•      alter the business that Holdings, SMC and their subsidiaries conduct.

The ABL Revolver will contain certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Revolver to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Revolver would be entitled to take various actions, including the acceleration of amounts due under the ABL Revolver and all actions permitted to be taken by a secured creditor.

Forward Purchase Contract

Overview

On May 15, 2009, the Company and SMC (together, the “Co-Issuers”) entered into a forward purchase contract (the ‘‘Forward Purchase Contract’’) with Sealy Holding LLC (the “Purchaser”), the Company’s majority shareholder and an affiliate of Kohlberg Kravis Roberts & Co. L.P., in connection with a distribution of subscription rights (the “Rights”) by the Company to holders of its common stock, including the Purchaser, to acquire from the Co-Issuers $177.1 million aggregate initial principal amount of 8% senior secured third lien convertible notes (the “Convertible Notes”) in a rights offering (the “Rights Offering”). A copy of the Forward Purchase Contract is set forth in Exhibit 10.2 hereto and is incorporated by reference in this Item 1.01.

Purchase of Convertible Notes

The Purchaser will exercise all the Rights that are distributed to it in the Rights Offering, which Rights will cover $89,628,792 aggregate initial principal amount of the Convertible Notes, and will oversubscribe for all the Convertible Notes that are not subscribed for pursuant to the Rights distributed to the other shareholders of the Company (the “Oversubscription”). The purchase by the Purchaser of the Convertible Notes pursuant to the Rights and the Oversubscription will be effected under the Forward Purchase Contract.

Cash Posting

The Purchaser is required under the Forward Purchase Contract to purchase from the Co-Issuers up to $177.1 million aggregate initial principal amount of Convertible Notes. Upon consummation of the First Lien Notes offering and the ABL Revolver and satisfaction of certain conditions set forth in the Forward Purchase Contract, the Purchaser will post cash to the Co-Issuers to secure its purchase obligation under the Forward Purchase Contract in the amount of $177.1 million, representing the purchase price of the maximum number of the Convertible Notes that the Purchaser may be obligated to purchase under the Forward Purchase Contract (the “Posted Cash”). On the same date, the Co-Issuers will pay to the Purchaser a forward contract payment of $1,000,000.

Forward Purchase Contract Settlement

Upon expiration of the Rights Offering and satisfaction of certain conditions set forth in the Forward Purchase Contract, the Co-Issuers will deliver to the Purchaser the Convertible Notes that have not been subscribed for by the Company’s shareholders (other than the Purchaser) pursuant to the Rights Offering, and the Purchaser will pay to the Co-Issuers a cash amount equal to the purchase price of such Convertible Notes. To the extent the Company’s shareholders (other than the Purchaser) subscribe for the Convertible Notes pursuant to the Rights Offering, the Co-Issuers will return a corresponding portion of the Posted Cash to the Purchaser. In either case, the Co-Issuers will pay the Purchaser interest on the Posted Cash at the rate of one-month LIBOR plus 300 basis points.

Termination Events

The Forward Purchase Contract will automatically terminate if (i) certain events of bankruptcy or insolvency of the Co-Issuers occur or (ii) the issuance of Convertible Notes in accordance with the Rights Offering has not been consummated by July 15, 2009. The Purchaser will have the right to terminate the Forward Purchase Contract if (i) the settlement conditions specified in the Forward Purchase Contract have not been satisfied by July 15, 2009 or a later date designated by the Purchaser, (ii) the Company’s common stock has been delisted or (iii) it becomes illegal for any of the parties to settle the Forward Purchase Contract. The settlement conditions specified in the Forward Purchase Contract are (i) that the Convertible Notes and the related indenture, security documents, registration rights agreement and subsidiary guarantees are valid and binding obligations of the relevant parties and (ii) the absence of a cross acceleration of indebtedness aggregating at least $25.0 million.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits.

10.1                           Credit Agreement, dated May 13, 2009, among Sealy Mattress Company, as Borrower, Sealy Mattress Corporation, as Holdings and a Guarantor, Sealy Corporation, as Parent, the Several Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, GE Capital Markets, Inc., as Joint Lead Arranger and Joint Bookrunner, General Electric Capital Corporation, as Co-Collateral Agent, Citigroup Global Markets Inc. as Joint Lead Arranger and Joint Bookrunner, and Mizuho Corporate Bank, Ltd., as Syndication Agent.

10.2                           Confirmation, dated May 15, 2009, among Sealy Holding LLC, Sealy Mattress Company and Sealy Corporation.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SEALY CORPORATION

Date: May 19, 2009	/s/ KENNETH L. WALKER
	By:	Kenneth L. Walker
	Its:	Senior Vice President and General Counsel